Exhibit 10.2

CONSULTING SERVICES AGREEMENT

CONSULTING SERVICES AGREEMENT, dated as of July 16, 2015, by and between The Phoenix Companies, Inc., a Delaware corporation (the “Company”), and Peter A. Hofmann (“Consultant”).

WHEREAS, Consultant has served as the Executive Vice President, Strategy and Business Development of the Company since 2012; and

WHEREAS, Consultant has entered into the Severance Agreement and Release dated July 2, 2015 (the “Severance Agreement”) pursuant to which his employment with the Company was terminated on July 15, 2015 (the “Termination Date”); and

WHEREAS, the Company wishes to have Consultant provide services with regard to business strategy for a limited transition period; and

WHEREAS, Consultant is willing to serve in a non-employee capacity as a consultant to the Company upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of their mutual promises, the Company and Consultant agree as follows:

1. Consulting Services. During the period beginning on the day after the Termination Date and continuing until the earliest of December 31, 2015, a mutual agreement of the Company and Consultant to terminate the consulting relationship, a unilateral decision by either the Company or Consultant to terminate the consulting relationship, or Consultant commencing employment with a competitor (the “Consulting Period”), Consultant shall personally provide to the Chief Executive Officer of the Company (“CEO”), or employees designated by the CEO, such consulting services as either the CEO or employees designated may reasonably request from time to time. Such consulting services shall be with regard to business strategy.  All consulting services to be provided by Consultant to the Company under this Agreement, and any fees to be earned by Consultant for consulting services under this Agreement, are entirely unrelated to the cooperation of Consultant in other legal matters provided for in the Severance Agreement.  The Company and Consultant shall agree with respect to each matter undertaken by Consultant for the Company, whether the assignment is under the Severance Agreement or this Agreement.  Compensation to Consultant for services for a particular matter of the Company shall be compensated under only one agreement and without duplication.  By way of clarification only, any and all services of Consultant that are described in Section 8(c) of the Severance Agreement are not covered by this Agreement, and no payment for such services shall be made hereunder for such services.

2. Time, Location and Maximum Commitment. The Company and Consultant shall mutually agree on the time and location at which he shall perform consulting services hereunder, subject to the right of the Company to reasonably request by advance written notice to Consultant that such services be performed at a specific time and at a specific location. The Consultant shall honor any such request unless he has a conflicting business or personal commitment that would preclude him from performing such services at the time and/or place requested by the Company, and in such circumstances the parties shall make reasonable efforts to arrange a mutually satisfactory alternative. The Company shall use its reasonable best efforts not to require the performance of consulting services in any manner that unreasonably interferes with any other business or pre-scheduled personal activity of Consultant. It is not intended and in no event shall Consultant be required to perform services for the Company hereunder at a level that would require Consultant to devote to such services twenty percent (20%) or more of the average level of bona fide services performed by Consultant while an employee of the Company over the 36 month period immediately preceding the Termination Date (the “Maximum Commitment”). The Company and Consultant acknowledge that they have established the Maximum Commitment so that Consultant will have incurred a separation from service as of the Termination Date pursuant to, and in accordance with the regulations promulgated under, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and will act accordingly, although no warranty as to that determination is made by the Company.

3. Status. Consultant shall not, by virtue of the consulting services provided hereunder, be considered to be an officer or employee of the Company or any of its affiliates, and shall not have the power or authority to contract in the name of or bind the Company. Nothing contained in this Agreement shall be deemed to create any joint venture, partnership, agency or employment relationship between the Company and Consultant, nor shall either the Company or Consultant have the right, power or authority to incur any liability on behalf of the other. As an independent contractor, Consultant may perform services for others, except as may be otherwise be prohibited under the Severance Agreement. Consultant understands and agrees that at all times he shall be treated as an independent contractor and shall be fully responsible for the payment of all taxes with respect to all amounts paid to him hereunder (and agrees to timely file all required tax returns and to timely pay all required tax amounts accordingly).  Consultant understands and agrees that he shall not, by reason of the services performed hereunder, be entitled to participate in any employee benefit plan or fringe benefit or perquisite program made available to any employee or officer of the Company. Nothing in this Agreement shall be construed to limit the rights of Consultant to receive any benefits or compensation otherwise payable to Consultant in respect of his prior services as an officer and employee of the Company under the express terms and conditions of any agreement between him and the Company or the applicable terms and conditions of any employee benefit plan, program or arrangement.

4. Consulting Fees. In respect of the services to be performed hereunder, the Company shall pay Consultant at an hourly rate of five hundred dollars ($500.00).  All payments due hereunder shall be paid in arrears, within thirty (30) days of the Company’s receipt of a complete invoice.  Invoices shall be provided to the Company by the Consultant on a weekly basis, within seven (7) days of the end of the referenced period of time.

5. Expenses. The Company shall also pay or reimburse Consultant for such reasonable expenses incurred by Consultant in the course or on account of rendering consulting services including any necessary travel time and expenses, including, but not limited to overnight lodging.  Any expense in excess of five hundred dollars ($500.00) must be preapproved by the Company.

6. Confidential Information. Consultant understands and agrees that in the course of his services hereunder he will acquire and/or have access to confidential information, trade secrets, proprietary data and/or non-public information concerning the business, professional and/or personal affairs, activities and operations of the Company, the Company’s subsidiaries and affiliates and/or the officers, employees and/or representatives of any of them (collectively, the “PNX Companies”) and the PNX Companies’ plans, methods of doing business and practices and procedures, as well as confidential information disclosed to PNX Companies from time to time by third parties, any or all of which shall be referred to herein as the “Confidential Information.” Without the prior written consent of a duly authorized officer of the Company, and except to the extent required in connection with the performance of his duties hereunder, by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency, Consultant shall not disclose any Confidential Information to any third person, unless such Confidential Information has been previously disclosed to the public by the PNX Companies or has become public knowledge other than by Consultant’s breach of this Agreement or any other agreement with the Company by which he may be bound. The Consultant’s duties and obligations under this paragraph 7 are in addition to, and not intended to supersede, limit, amend or otherwise modify any existing covenant made by Consultant in favor of the Company in connection with, as a condition of, or pursuant to the terms of any agreement entered during (or following) the term of, his employment with the Company, whether pertaining to the preservation of confidential information or otherwise.

Nothing contained in this Agreement is intended to nor shall it limit or prohibit Consultant, or waive any right on his part, to initiate or engage in communication with, respond to any inquiry from, or otherwise provide information to, any federal or state regulatory, self-regulatory, or enforcement agency or authority regarding possible violations of federal law or regulation including under the whistleblower provisions of federal law or regulation.

7. Intellectual Property. Consultant agrees that all intellectual property, including, but not limited to, all ideas and concepts contained in computer programs and software, documentation or other literature or illustrations that are conceived, developed, written, or contributed by Consultant during the Consulting Period, either individually or in collaboration with others, that relate to, and are part of, the services provided by Consultant hereunder, shall belong to and be the sole property of the Company. Consultant further agrees that all rights in all works prepared or performed by Consultant pursuant to this Agreement shall belong exclusively to the Company and shall constitute “works made for hire” for purposes of copyright law. The Consultant hereby assigns to the Company his entire right, title and interest in any invention or idea, patentable or not, conceived, discovered or made by him during the Consulting Period (whether alone or with others and whether or not on the Company’s premises) covered by the foregoing.

The provisions of this Section shall not be construed to assign to the Company any of Consultant’s rights in any work, concept, invention or idea for which no equipment, supplies, facilities, or trade secret information of the Company was used, that was developed entirely on Consultant’s own time, and that does not relate at the time of conception or reduction to practice of the invention to the Company’s business or to the Company’s actual or demonstrably anticipated research or development; or does not result from any work performed by Consultant for the Company.

8. Indemnification. The Company shall provide indemnification rights to Consultant consistent with its bylaws and applicable law for acts performed in good faith and within the scope of Consultant’s services for the Company throughout the Consulting Period.

9. Miscellaneous. This Agreement is for the personal services of Consultant and may not be subcontracted or assigned by Consultant in any fashion, whether by operation of law, or by conveyance of any type, without the prior written consent of the Company, which consent the Company may withhold in its sole discretion. Without the written consent of Consultant, the Company may not assign all or any portion of this Agreement at any time to any of its affiliates or to any other person. This Agreement may only be amended by a written instrument signed by the Company and Consultant. No waiver of any provision of this Agreement shall be effective unless contained in writing executed by the party against whom enforcement is sought. A waiver of any specific term shall not be deemed to constitute a waiver of any other term of this Agreement, or be deemed to constitute or imply a waiver of the same term on any other occasion. Except as otherwise expressly provided hereunder, this Agreement shall constitute the entire agreement between the Company and Consultant with respect to the provision of consulting services by the Consultant to the Company. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

10. Governing Law. This Agreement shall be construed, interpreted and governed by the laws of Connecticut, without reference to the principles of conflicts of law, except to the extent that federal law applies.  This Agreement, and all payments due hereunder, are intended to be compliant with, or exempt from, the provisions and requirements of Section 409A.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day first written above.

THE PHOENIX COMPANIES, INC.

By:	/s/ Jody A. Beresin 7/2/2015
Jody A. Beresin
Executive Vice President and Chief Administrative Officer

PETER A. HOFMANN

/s/ Peter A. Hofmann
7/2/2015